Exhibit 99.1

CONTACT:

Bell Industries, Inc.
Russell A. Doll/Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS 2004 THIRD QUARTER RESULTS

     El Segundo, California — November 5, 2004 — Bell Industries, Inc. (AMEX:BI) today reported financial results for the three and nine-month periods ended September 30, 2004.

     Consolidated net revenues for the 2004 third quarter totaled $39.5 million, compared with $39.6 million a year earlier. The company narrowed its net loss in the current third quarter to $314,000, or $0.04 per share, despite incurring a $700,000 charge in connection with an employment agreement for a former executive. Bell sustained a net loss of $510,000, or $0.06 per share, in the corresponding 2003 period. Before income taxes and excluding the charge, Bell recorded income of $417,000 in the 2004 third quarter, compared with a loss of $233,000 in 2003.

     “Overall, we are pleased with the improved operating performance at each of our business units,” said Russell A. Doll, who recently was named acting president and chief executive officer of Bell Industries. “With our continued focus on delivering value-added products and services to our customers, we believe our businesses are well positioned to grow in an improving economic environment.”

     Total revenues at the company’s largest operating unit, Bell Tech.logix Group (BTL), amounted to $25.8 million for the 2004 third quarter, compared with $25.9 million in the corresponding period last year. Product revenues at BTL increased to $18.6 million from $17.0 million in the prior-year third quarter, and revenues from services decreased to $7.2 million from $9.0 million last year, primarily reflecting the ending of an outsourcing engagement. Operating income for BTL improved to $177,000 from an operating loss of $49,000 in the year-ago period.

     “BTL showed signs of improvement during the third quarter, with corporate spending on information technology products and services up somewhat, although still far from brisk,” said Doll, who also serves as president of BTL. “We are continuing to invest in people and infrastructure and have expanded on a regional basis, with the addition of new business development hires in Los Angeles, Philadelphia and Chicago, including a regional development executive. We intend to aggressively pursue new engagements, as BTL moves into its historically softer fourth and first quarters,” Doll said.

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Bell Industries, Inc.
2-2-2

     Bell’s Recreational Products Group posted revenues of $11.9 million in the 2004 third quarter, compared with $12.2 million a year ago. Operating income rose slightly to $432,000 from $427,000 in the 2003 third quarter.

     J.W. Miller (JWM), Bell’s electronic components operation, reported another quarter of strong sales gains, up 23 percent to $1.8 million from $1.5 million a year earlier. Benefiting from operating efficiencies, new product development and an improving industry environment, JWM’s operating income grew nearly three-fold to $335,000 in the current quarter from $115,000 in the prior-year three-month period.

     For the first nine months of 2004, consolidated revenues for Bell Industries advanced six percent to $117.7 million from $111.0 million in the comparable 2003 period. Bell sharply narrowed its net loss to $186,000, or $0.02 per share, in the 2004 year-to-date period from a net loss of $1.2 million, or $0.14 per share, a year earlier. Excluding the $700,000 third quarter charge, net income would have totaled $514,000 for the 2004 period. Doll added, “The improved results for the year-to-date period reflect management’s continued commitment to controlling costs and maximizing operating efficiencies.”

     At September 30, 2004, Bell’s balance sheet remained solid with no bank debt. The company had working capital of $18.3 million and cash of $11.1 million. Shareholders’ equity totaled $21.4 million, or $2.56 per share, at the end of the 2004 nine-month period.

About Bell Industries, Inc.

     Bell Industries’ primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the effectiveness of developing new markets for the company’s services and penetrating new geographic markets, achieving growth based on new business development personnel joining the company, along with benefits from a stabilizing technology market and increased corporate spending on IT product, price competition, delays and costs associated with new client engagements, realizing business opportunities as the economy improves, and other factors described in the company’s public filings from time to time.

(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2004	2003	2004	2003
Net revenues
Products	$32,300	$30,625	$94,645	$84,591
Services	7,190	8,953	23,091	26,439

	39,490	39,578	117,736	111,030

Costs and expenses
Cost of products sold	26,445	25,278	77,833	69,006
Cost of services provided	5,687	7,258	18,419	21,228
Selling and administrative	6,980	7,334	21,002	22,123
Interest, net	(39)	(59)	(107)	(125)
Special item (1)	700		700

	39,773	39,811	117,847	112,232

Loss before income taxes	(283)	(233)	(111)	(1,202)
Income tax expense	31	277	75

Net loss	$(314)	$(510)	$(186)	$(1,202)

Basic and diluted share data
Net loss per share	$(.04)	$(.06)	$(.02)	$(.14)

Weighted average common stock	8,378	8,367	8,375	8,367

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$18,629	$16,970	$50,530	$42,931
Services	7,190	8,953	23,091	26,439

	25,819	25,923	73,621	69,370
Recreational Products	11,878	12,200	38,049	36,835
Electronic Components	1,793	1,455	6,066	4,825

	$39,490	$39,578	$117,736	$111,030

Operating income (loss)
Technology Solutions	$177	$(49)	$(311)	$(1,269)
Recreational Products	432	427	1,540	1,429
Electronic Components	335	115	1,237	735
Corporate costs	(566)	(785)	(1,984)	(2,222)
Special item (1)	(700)		(700)

	(322)	(292)	(218)	(1,327)
Interest, net	39	59	107	125
Income tax expense	(31)	(277)	(75)

Net loss	$(314)	$(510)	$(186)	$(1,202)

(1)	Special item represents costs associated with an employment agreement for a former executive.

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$11,094	$12,203
Accounts receivable, net	14,777	16,164
Inventories	10,555	11,286
Prepaid expenses and other	917	689

Total current assets	37,343	40,342

Fixed assets, net	3,463	4,206
Other assets	2,236	2,085

	$43,042	$46,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,573	$12,882
Accrued payroll and liabilities	9,483	9,634

Total current liabilities	19,056	22,516

Long-term liabilities	2,548	2,520
Shareholders’ equity	21,438	21,597

	$43,042	$46,633

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